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                                                                      EXHIBIT 14

                                                          Adopted March 24, 2003

                   CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER
                          AND SENIOR FINANCIAL OFFICERS

PREFACE

As used in this Code, the term "Senior Financial Officers" means the Company's Chief Executive Officer, Chief Financial Officer, its Chief Accounting Officer, its Internal Audit Director and any other person performing the duties of such officials.

Senior Financial Officers hold an important role in corporate governance. The Senior Financial Officers have the responsibility and authority to accurately compile and report the financial condition and results of operations of the Company in accordance with Generally Accepted Accounting Practices and the highest standards of ethics. Senior Financial Officers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the enterprise's financial organization, and by demonstrating the following:

I.     HONEST AND ETHICAL CONDUCT

       SENIOR FINANCIAL OFFICERS WILL EXHIBIT AND PROMOTE THE HIGHEST STANDARDS OF HONEST AND ETHICAL CONDUCT THROUGH THE ESTABLISHMENT AND OPERATION OF POLICIES AND PROCEDURES THAT:

       o Encourage and reward professional integrity in the financial organization, by eliminating inhibitions and barriers to responsible behavior such as coercion, fear of reprisal, or alienation from the financial organization or the enterprise itself.

       o Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for a member of the financial organization, including Senior Financial Officers.

       o Provide a mechanism for members of the finance organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

       o Demonstrate their personal support for such polices and procedures through communication reinforcing these ethical standards throughout the finance organization.

II. Financial Records and Periodic Reports

       Senior Financial Officers will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

       o Business transactions are properly authorized and recorded on the Company's books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established company financial policy.

       o The retention or proper disposal of Company records is accordance with established enterprise financial policies and applicable legal and regulatory requirements.

       o Periodic financial communications and reports are delivered in a manner that facilitates clarity of content and meaning so that readers and users can reasonably quickly and accurately determine their significance and consequences.

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ILL.   COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS

       Senior Financial Officers will establish and maintain mechanisms to:

       o Educate members of the finance organization about federal, state or local statute, regulation or administrative procedure that affects the operation of the finance organization and the enterprise generally.

       o Monitor the compliance of the finance organization with applicable federal, state or local statute, regulation or administrative rule.

       o Identify, report and correct promptly any detected deviations from applicable federal, state or local statutes or regulations.





                                                   March, 2003